Exhibit 99.1

Contacts:	Investors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@alliancedata.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@alliancedata.com

Alliance Data Reports First Quarter Results

•	Positive Year-on-Year Comparisons Across Key Metrics in January and February Offset by Impact of COVID-19 in March
•	Business Continuity Plan Functioning Well
•	Full Year 2020 to Benefit from $150 Million in Previously-Implemented Cost Savings; Additional Expense Reductions Underway
•	Proactive Measures Further Strengthen Liquidity Position

COLUMBUS, Ohio, April 23, 2020 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing, loyalty and payment solutions, today announced results for the first quarter ended March 31, 2020.

Commenting on first quarter results, Ralph Andretta, president and chief executive officer of Alliance Data said, “Our performance in January and February of this year showed positive momentum, with strong revenue growth and the benefit of cost savings programs. Favorable business trends continued through the onset of COVID-19 in early March, resulting in revenue growth of 4% for the first quarter paired with lower operating costs of $90 million for the period. First quarter earnings, however, were below last year’s levels, as we increased our provision for loan loss by $404 million reflecting the adoption of CECL as of January 1, 2020 and the COVID-19 impact on our business, resulting in earnings before taxes of $25 million.  Over $300 million of the $404 million provision increase is due to the economic impact of COVID-19.

Andretta continued, “In navigating this difficult and unprecedented time, the health and safety of our people remains the number one priority at Alliance Data, and I commend the tremendous efforts of our global leadership team and associates during this crisis. I am proud of the significant measures implemented to keep everyone safe and to minimize disruption to our business during the quarter and likewise, to our partners and customers.

Alliance Data Systems Corporation
April 23, 2020

“With our business continuity plans fully implemented, Alliance Data continues to operate effectively within this challenging environment, demonstrating the dedication of our global associates and our robust IT infrastructure. Teleworking protocols are in place for more than 95% of our global associates. Additionally, cross-training programs have been completed at our Card Services business to ensure appropriate workforce coverage while managing higher cardholder-related call volumes resulting from forbearance programs we have proactively introduced. Also, we are working closely with our partners across all of our businesses to optimize their budgets, adjust marketing support accordingly and accommodate the rapid shift to ecommerce in light of temporary retail-based store closings resulting from COVID-19.”

Andretta continued, “The Company entered this crisis in a position of strength and is focused on remaining liquid and well capitalized.  We are proactively managing all aspects of our business to further strengthen our financial position and reduce risk. At the end of the first quarter, we had over $1 billion of immediate liquidity between cash on hand and our revolver at the parent level. Our FDIC-insured banks had $2.5 billion of equity capital and total risk-based capital of approximately 17%. Like many public companies, we have taken the prudent steps of suspending our share repurchase program and reducing our dividend payments during this time of uncertainty. At the same time, we have tightened our credit standards and continue to actively identify and implement cost-reduction measures that will significantly lower our expense levels over the near-term.  We continually stress test our business and have intensified that process in light of the current business environment.  While it is difficult to predict how the economy will evolve, Alliance Data is projected to remain EBT and cash flow positive with sufficient liquidity through an assumed period of very significant stress.”
CONSOLIDATED RESULTS
SUMMARY	Quarter Ended March 31,
(in millions, except per share amounts)	2020	2019	% Change
Revenue	$1,382	$1,334	4%
Income from continuing operations before income taxes (“EBT’)	$25	$213	-88%
Income from continuing operations	$30	$178	-83%
Net income	$30	$149	-80%
Income from continuing operations per diluted share (“EPS”)	$0.63	$3.35	-81%
Net income per diluted share	$0.63	$2.80	-78%
Diluted shares outstanding	47.7	53.2
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$194	$423	-54%
Adjusted EBITDA, net of funding costs (“adjusted EBITDA, net”)	$83	$317	-74%
Core earnings per diluted share (“core EPS”)	$0.75	$3.79	-80%
Pre-Provision, pre-tax earnings	$681	$465	46%

Alliance Data Systems Corporation
April 23, 2020

Consolidated revenue increased 4% to $1.38 billion compared to the first quarter of 2019, while income from continuing operations decreased 83% to $30 million, due to an increase in provision for loan loss of $404 million in the first quarter of 2020.  EBT decreased 88% to $25 million, adjusted EBITDA, net decreased 74% to $83 million and EPS decreased 81% to $0.63, all due to the higher provision expense.
SEGMENT RESULTS
Card Services: Revenue increased 5% to $1.18 billion benefitting from a gross yield improvement of 140 basis points. Adjusted EBITDA, net of $47 million was down 84% due to a $404 million increase in provision for loan loss reflecting the combined effect of our CECL implementation and COVID-19-related impacts on our business.   Net principal loss rates were 7.0% in the first quarter, up 60 basis points year-over-year, reflecting reduced volumes. Delinquency rate of 6.0% increased 20 basis points from December 31, 2019.
LoyaltyOne®: Revenue decreased 3% to $198 million resulting from the sale of Precima in early January 2020, which contributed $15 million in incremental revenue in last year’s first quarter. Adjusting for the sale of Precima, revenue increased $9 million, or 4%. On a constant currency basis, revenue was flat at $203 million and adjusted EBITDA increased 7% to $59 million.  AIR MILES® revenue increased 1% on a constant currency basis and adjusted for the sale of Precima, due to higher brand revenue associated with strong issuance growth. AIR MILES reward miles issued increased 5%, benefitting from increased sponsor promotions early in the first quarter. AIR MILES reward miles redeemed decreased 9%, reflecting the impact of COVID-19 on travel related redemptions in March. BrandLoyalty revenue increased 8% due to better than expected program performance with its grocer clients.
SUMMARY AND OUTLOOK
Andretta concluded, “Looking ahead, it is difficult to project the duration of this pandemic and its impact on our full year results. Therefore, we are suspending our previous guidance for 2020.  That said, our business is fully operational, and we are confident that Alliance Data will manage through this crisis effectively. Using the last recession as a guidepost, we believe our credit card portfolio is more diversified and better positioned from a risk standpoint than it was in 2009, and we are in a stronger financial position, with significant liquidity and additional borrowing capacity.

“We have taken action throughout our enterprise to address the COVID-19 impacts on our business and those we expect to see in the future. At Card Services, we implemented our recession readiness program to address lower credit sales and higher delinquencies.  In addition to managing credit risk, we are adjusting our partner marketing strategies to align with the needs of their business and customers, including shifting efforts toward e-commerce, while working with customers on forbearance plans. At AIR MILES, we are adjusting the timing of significant coalition and sponsor-specific promotions and marketing programs. Additionally, we are enhancing efforts on redemption categories that focus on high-demand, non-travel reward options, stay-at-home products and services, and AIR MILES Cash (in-store, online and mobile) redemptions.

Alliance Data Systems Corporation
April 23, 2020

“It is difficult to project the recovery rate of retail spending post-COVID-19. Today, our focus is on assisting our partners and customers in addressing today’s realities, while we strengthen Alliance Data’s liquidity with a focus on the future. We also expect to realize additional savings in procurement, marketing and operating expenses, while maintaining service levels and positioning for future growth. At the same time, we have prioritized strategic investments in data and information management, and additional digital customer-facing products and capabilities to ensure that Alliance Data emerges from this crisis as an even stronger competitor.”
Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data Systems Corporation
April 23, 2020

Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, pre-provision pre-tax earnings, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs, core earnings and core earnings per diluted share (core EPS). Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. The Company uses adjusted EBITDA and adjusted EBITDA, net as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock compensation expense. In addition, adjusted EBITDA eliminates the effect of the gain (loss) on the sale of a business, strategic transaction costs, and restructuring and other charges.  Adjusted EBITDA, net is equal to adjusted EBITDA less securitization funding costs and interest expense on deposits. Similarly, core earnings and core EPS eliminate non-cash or non-operating items, including, but not limited to, stock compensation expense, amortization of purchased intangibles, non-cash interest, gain (loss) on the sale of a business, strategic transaction costs and restructuring and other charges. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations.
Reconciliation of Non-GAAP Financial Measures
Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company’s website (www.alliancedata.com). The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.
The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core EPS represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Alliance Data Systems Corporation
April 23, 2020

Conference Call
Alliance Data will host a conference call on Thursday, April 23, 2020 at 8:30 a.m. (Eastern Time) to discuss the Company’s first quarter 2020 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (800) 585-8367 or (416) 624-4642 and enter “1249616”. The replay will be available at approximately 11:45 a.m. (Eastern Time) on Thursday, April 23, 2020.
About Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 8,500 associates at more than 50 locations worldwide.
Alliance Data’s Card Services business is a provider of market-leading private label, co-brand, and business credit card programs. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Alliance Data Systems Corporation
April 23, 2020

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Revenue	$1,381.8	$1,334.2
Operating expenses:
Cost of operations	523.1	678.8
Provision for loan loss	655.9	252.1
Depreciation and amortization	38.8	46.4
Total operating expenses	1,217.8	977.3
Operating income	164.0	356.9
Interest expense, net:
Securitization funding costs	49.9	57.3
Interest expense on deposits	60.3	48.7
Interest expense on long-term and other debt, net	28.4	37.9
Total interest expense, net	138.6	143.9
Income from continuing operations before income taxes	25.4	213.0
Income tax (benefit) expense	(4.6)	34.8
Income from continuing operations	30.0	178.2
Loss from discontinued operations, net of taxes	—	(29.1)
Net income	$30.0	$149.1

Per share data:

Weighted average shares outstanding – basic	47.6	53.0
Weighted average shares outstanding - diluted	47.7	53.2

Basic – Income from continuing operations	$0.63	$3.36
Basic – Loss from discontinued operations	—	(0.55)
Basic – Net income	$0.63	$2.81

Diluted – Income from continuing operations	$0.63	$3.35
Diluted – Loss from discontinued operations	—	(0.55)
Diluted – Net income	$0.63	$2.80

Alliance Data Systems Corporation
April 23, 2020

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$4,456.8	$3,874.4
Credit card and loan receivables:
Credit card and loan receivables	17,731.9	19,463.1
Allowance for loan loss	(2,150.8)	(1,171.1)
Credit card and loan receivables, net	15,581.1	18,292.0
Credit card receivables held for sale	88.8	408.0
Redemption settlement assets, restricted	568.0	600.8
Right of use assets - operating	256.8	264.3
Intangible assets, net	129.9	153.3
Goodwill	929.1	954.9
Other assets	2,224.4	1,947.1
Total assets	$24,234.9	$26,494.8

Liabilities and Stockholders’ Equity
Deferred revenue	$851.9	$922.0
Deposits	11,385.7	12,151.7
Non-recourse borrowings of consolidated securitization entities	6,360.7	7,284.0
Long-term and other debt	3,076.1	2,849.9
Operating lease liabilities	304.9	314.3
Other liabilities	1,167.9	1,384.6
Total liabilities	23,147.2	24,906.5
Stockholders’ equity	1,087.7	1,588.3
Total liabilities and stockholders’ equity	$24,234.9	$26,494.8

Alliance Data Systems Corporation
April 23, 2020

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Cash Flows from Operating Activities:
Net income	$30.0	$149.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38.8	118.9
Deferred income taxes	(158.7)	(35.0)
Provision for loan loss	655.9	252.1
Non-cash stock compensation	4.7	21.1
Amortization of deferred financing costs	9.5	11.0
Change in operating assets and liabilities, net of sale of business	8.6	8.7
Other	(16.3)	84.9
Net cash provided by operating activities	572.5	610.8

Cash Flows from Investing Activities:
Change in redemption settlement assets	1.0	(0.1)
Change in credit card and loan receivables	1,446.7	758.2
Proceeds from sale of business	25.4	—
Sale of credit card portfolio	289.5	—
Capital expenditures	(15.7)	(38.7)
Other	(0.6)	(1.9)
Net cash provided by investing activities	1,746.3	717.5

Cash Flows from Financing Activities:
Borrowings under debt agreements	500.0	1,045.1
Repayments of borrowings	(275.4)	(870.9)
Net decrease in deposits	(769.4)	(502.6)
Non-recourse borrowings of consolidated securitization entities	350.0	1,122.2
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(1,275.0)	(1,997.5)
Payment of deferred financing costs	(0.6)	(5.4)
Purchase of treasury shares	—	(222.8)
Dividends paid	(30.3)	(33.9)
Other	(2.7)	(17.2)
Net cash used in financing activities	(1,503.4)	(1,483.0)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7.6)	3.0
Change in cash, cash equivalents and restricted cash	807.8	(151.7)
Cash, cash equivalents and restricted cash at beginning of period	3,958.1	3,967.7
Cash, cash equivalents and restricted cash at end of period	$4,765.9	$3,816.0

Note:  The cash flow statement is presented with the combined cash flows from discontinued operations with cash flows from continuing operations within each cash flow statement category.

Alliance Data Systems Corporation
April 23, 2020

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2019	Change
Segment Revenue:
LoyaltyOne	$198.1	$203.8	(3)%
Card Services	1,183.6	1,130.4	5
Corporate/Other	0.1	—	nm*
Total	$1,381.8	$1,334.2	4%
Segment Adjusted EBITDA, net:
LoyaltyOne	$57.8	$55.1	5%
Card Services	47.0	294.9	(84)
Corporate/Other	(21.3)	(33.5)	(36)
Total	$83.5	$316.5	(74)%

Key Performance Indicators:
Credit sales	$6,099	$6,315	(3)%
Average receivables	$18,294	$16,850	9%
Gross yield	25.5%	24.1%	1.4%
Net principal loss rate	7.0%	6.4%	0.6%
Delinquency rate	6.0%	5.2%	0.8%
AIR MILES reward miles issued	1,316	1,258	5%
AIR MILES reward miles redeemed	994	1,089	(9)%

* nm-not meaningful

Alliance Data Systems Corporation
April 23, 2020

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Adjusted EBITDA and Adjusted EBITDA, net:
Income from continuing operations	$30.0	$178.2
Income tax (benefit)expense	(4.6)	34.8
Total interest expense, net	138.6	143.9
Depreciation and other amortization	17.4	20.6
Amortization of purchased intangibles	21.4	25.8
Stock compensation expense	4.7	11.3
Gain on sale of business, net of strategic transaction costs (1)	(8.0)	—
Strategic transaction costs (2)	0.7	—
Restructuring and other charges (3)	(6.5)	7.9
Adjusted EBITDA	$193.7	$422.5
Less: Funding costs (4)	110.2	106.0
Adjusted EBITDA, net of funding costs	$83.5	$316.5

Core Earnings:
Income from continuing operations	$30.0	$178.2
Add back: non-cash/ non-operating items:
Stock compensation expense	4.7	11.3
Amortization of purchased intangibles	21.4	25.8
Non-cash interest (5)	9.5	9.3
Gain on sale of business, net of strategic transaction costs (1)	(8.0)	—
Strategic transaction costs (2)	0.7	—
Restructuring and other charges (3)	(6.5)	7.9
Income tax effect (6)	(16.1)	(30.7)
Core earnings	$35.7	$201.8

Weighted average shares outstanding - diluted	47.7	53.2
Core earnings per share - diluted	$0.75	$3.79
Pre-provision pre-tax earnings:
Income from continuing operations before income taxes	$25.4	$213.0
Provision for loan loss	655.9	252.1
Pre-provision pre-tax earnings	$681.3	$465.1

(1)	Represents gain on sale of Precima in January 2020, net of strategic transaction costs. Precima was included in the Company’s LoyaltyOne segment.
(2)	Represents costs for professional services associated with strategic initiatives.
(3)
Represents costs associated with restructuring or other exit activities. In 2020, the amounts consist of adjustments to our liability associated with restructuring and other charges recorded for cost saving initiatives executed in 2019.

(4)	Represents interest expense on deposits and securitization funding costs.
(5)	Represents amortization of debt issuance costs.
(6)	Represents the tax effect including the related non-GAAP measure adjustments using the expected effective annual tax rate.

Alliance Data Systems Corporation
April 23, 2020

	Three Months Ended March 31, 2020
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$46.4	$142.3	$(24.7)	$164.0
Depreciation and amortization	18.2	19.7	0.9	38.8
Stock compensation expense	1.0	1.7	2.0	4.7
Gain on sale of business, net of strategic transaction costs	(8.0)	—	—	(8.0)
Strategic transaction costs	0.1	—	0.6	0.7
Restructuring and other charges	0.1	(6.5)	(0.1)	(6.5)
Adjusted EBITDA	57.8	157.2	(21.3)	193.7
Less: Funding costs	—	110.2	—	110.2
Adjusted EBITDA, net	$57.8	$47.0	$(21.3)	$83.5

	Three Months Ended March 31, 2019
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$24.1	$372.9	$(40.1)	$356.9
Depreciation and amortization	20.1	24.3	2.0	46.4
Stock compensation expense	3.0	3.7	4.6	11.3
Restructuring and other charges	7.9	—	—	7.9
Adjusted EBITDA	55.1	400.9	(33.5)	422.5
Less: Funding costs	—	106.0	—	106.0
Adjusted EBITDA, net	$55.1	$294.9	$(33.5)	$316.5